As filed with the U.S. Securities and Exchange Commission on December 30, 2025.

Registration No. 333-287112

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

POST-EFFECTIVE AMENDMENT NO. 3
TO
Form F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

______________

HW ELECTRO Kabushiki Kaisha
(Exact name of registrant as specified in its charter)

HW Electro Co., Ltd.
(Translation of Registrant’s name into English)

______________

Japan	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

301, Aomi 2-chome 7-4 the
SOHO, Koto-ku, Tokyo
135-0064 Japan
(+81) 3-6457-1469
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	David Danovitch, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 212-660-3060

_______________________

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

HW Electro Co., Ltd (the “Company”) is filing this Post-Effective Amendment No. 3 to Form F-1 (this “Post-Effective Amendment No. 3”) to update its Registration Statement on Form F-1, as amended (File No. 333-287112) (the “Registration Statement”), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on May 9, 2025 and initially declared effective by the SEC on June 30, 2025, as an exhibit-only filing solely to amend Item 8 of Part II thereof and to file certain exhibits thereto. Accordingly, this Post-Effective Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I. The remainder of the preliminary prospectus is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)    Any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)    If a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)    If a director of a company has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)    If a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors providing that such director’s liability for damages to us shall be limited to the higher of either the amount we have determined in advance or the amount prescribed by applicable laws and regulations, provided that such director has acted in good faith and without gross negligence.

Further, pursuant to Article 426, paragraph 1 of the Companies Act and our articles of incorporation, we may, by resolution of the board of directors, release any of our directors from liability for damages to us, provided that such director has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

Unless otherwise indicated, all share amounts and per share amounts issued and outstanding prior to August 31, 2023 in this subsection are not presented to give effect to a 1-for-2 share split of our Ordinary Shares and Series A convertible preferred shares, which effected on September 1, 2023.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On June 30, 2021, we issued 2,312,500 Ordinary Shares to six investors for an aggregate consideration of JPY185 million.

On October 20, 2021, we issued 1,428,571 Series A convertible preferred shares to one accredited investor for a consideration of JPY99.99997 million.

On December 28, 2021, we issued 975,000 Ordinary Shares to nine investors for an aggregate consideration of JPY195 million.

On February 28, 2022, we issued 200,000 Ordinary Shares to one investor for a consideration of JPY70 million.

On March 28, 2022, we issued 242,858 Ordinary Shares to two investors for an aggregate consideration of JPY85.0003 million.

On December 15, 2022, we issued 215,718 Ordinary Shares to seven investors for an aggregate consideration of JPY75.5013 million.

On January 31, 2023, we issued 571,930 Ordinary Shares to one accredited investor for a consideration of JPY114.386 million.

On February 28, 2023, we issued 857,143 Ordinary Shares to one accredited investor for a consideration of JPY300.00005 million.

On March 29, 2023, we issued 40,000 Ordinary Shares to one investor for a consideration of JPY20 million.

On March 30, 2023, we issued 40,000 Ordinary Shares to two investors for an aggregate consideration of JPY20 million.

On March 31, 2023, we issued 1,735,724 Ordinary Shares to 25 investors for an aggregate consideration of JPY607.5034 million.

On April 1, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 3, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 10, 2023, we issued 200,000 Ordinary Shares to one accredited investor for a consideration of JPY100 million.

On April 11, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 12, 2023, we issued 20,000 Ordinary Shares to one investor for a consideration of JPY10 million.

On April 24, 2023, we issued 92,000 Ordinary Shares to one investor for a consideration of JPY46 million.

On April 25, 2023, we issued 6,000 Ordinary Shares to one investor for a consideration of JPY3 million.

On April 28, 2023, we issued 40,000 Ordinary Shares to one investor for a consideration of JPY20 million.

On July 20, 2023, the Company’s board of directors approved a share split of the Company’s outstanding Ordinary Shares and Series A convertible preferred shares at a ratio of 1:2, which was based on a record date of August 31, 2023 and became effective on September 1, 2023, resulting in 38,074,888 Ordinary Shares being issued and outstanding and 2,857,142 Series A convertible preferred shares being issued after the share split.

Pursuant to our articles of incorporation, on August 31, 2023, Autobacs Seven requested us to convert its 2,857,142 Series A convertible preferred shares on August 31, 2023. On August 31, 2023, we issued 2,857,142 Ordinary Shares to Autobacs Seven, and in exchange, we acquired the 2,857,142 Series A convertible preferred shares, which were canceled by us on October 20, 2023.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)     That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement (including form of Lock-Up Agreement).
3.1*	Articles of Incorporation of the Registrant (English translation)
4.1*	Form of the American depositary receipt (included in Exhibit 4.2)
4.2*	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the beneficial owners and holders of ADSs issued thereunder
5.1*	Opinion of Todoroki Law Office regarding the validity of Ordinary Shares being registered
10.1*	English Translation of Exclusive Basic Transaction Agreement with Cenntro Electric Group Limited, dated March 31, 2021
15.1**	Letter In Lieu of Consent for Review Report of WWC, P.C.
23.1**	Consent of WWC, P.C.
23.2*	Consent of Todoroki Law Office (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page to previously filed registration statement)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

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*        Previously filed

**      Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on December 30, 2025.

HW Electro Co., Ltd.
By:	/s/ Weicheng Hsiao
Weicheng Hsiao Representative Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Weicheng Hsiao	Representative Director and Chief Executive Officer (Principal Executive Officer)	December 30, 2025
Name: Weicheng Hsiao
*	Director	December 30, 2025
Name: Eiji Fujino
/s/ Bo Lyu	Chief Financial Officer (Principal Accounting and Financial Officer)	December 30, 2025
Name: Bo Lyu
*	Independent Director, Audit and Supervisory Committee Member and Nominating Committee Member	December 30, 2025
Name: Hirotaka Ikeda
*	Independent Director, Audit and Supervisory Committee Member and Nominating Committee Member	December 30, 2025
Name: Takayuki Tokoroda
*By:	/s/ Weicheng Hsiao
Name: Weicheng Hsiao Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of HW Electro Co., Ltd., has signed this registration statement or amendment thereto in New York, NY on December 30, 2025.

Cogency Global Inc.
Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries Title: Senior Vice President on behalf of Cogency Global Inc.